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                                   EXHIBIT 99.1

                 1995 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN
                                      OF
                                INTRUSION INC.

                 (AMENDED AND RESTATED AS OF JANUARY 10, 2002)

         1. PURPOSE. The purposes of the 1995 Non-Employee Directors Stock Option Plan of Intrusion Inc. (this "Plan") are to promote the growth and prosperity of Intrusion Inc. (the "Company"), to attract and retain the best available people to serve as independent directors of the Company and to encourage stock ownership by such individuals and thus increase their personal interest in the Company's success.

         2.  ADMINISTRATION.

         (a) This Plan shall be administered by the Board of Directors of the Company (the "Board"). The Board may from time to time prescribe, amend and rescind such rules, regulations, provisions and procedures, consistent with the terms of this Plan, as may be advisable in its opinion in the administration of this Plan, and subject to the terms of this Plan shall prescribe the provisions of the stock option agreements to be issued hereunder and make all other determinations and interpretations necessary or advisable for administering this Plan and the stock option agreements.

         (b) A majority of the Board shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Board, shall be the acts of the Board. All decisions, determinations and interpretations of the Board shall be final and binding on all persons interested in this Plan.

         3.  SHARES AND OPTIONS UNDER THIS PLAN.

         (a) The stock to be subject to stock options granted under this Plan ("Options") shall be shares of the Company's common stock, $.01 par value per share (the "Common Stock"), either authorized and unissued or treasury stock.

         (b) Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Option, the aggregate number of shares of Common Stock that have been authorized for issuance under this Plan, and the exercise price of any outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a stock split, payment of a stock dividend with respect to the Common Stock, recapitalization, combination or reclassification of the Common Stock, or any other change affecting the outstanding Common Stock as a class without receipt of consideration by the Company. Such adjustment shall be made by the Board in its sole discretion, which adjustment shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

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         (c)  In the event of the proposed dissolution or liquidation of the
Company, the proposed sale of all or substantially all of the assets of the Company, or the proposed merger of the Company with or into another corporation, any Options shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board; provided, however, that the Board may, in the exercise of its sole discretion, in such instances declare that any Option shall terminate as of a date fixed by the Board and give each Optionee the right to exercise the Optionee's Option as to all or any part of the Shares covered by such Option, including Shares as to which the Option would not otherwise be exercisable.

         (d) The total number of shares of Common Stock reserved for issuance or sale upon the exercise of Options shall be 260,000 shares (subject to adjustment in accordance with Section 3(b)).

         (e) In the event any outstanding Option for any reason expires, is cancelled or otherwise terminates, the shares allocable to the unexercised portion of such Option shall again be available for issuance under this Plan. However, if the sale and remittance procedure described in Section 6(f)(ii) is used, then the number of shares of Common Stock available for issuance pursuant to this Plan shall be reduced by the gross number of shares for which the Option is exercised, and not by the net number of shares of Common Stock issued to the holder of such Option.

         (f) Nothing in this Plan or in any Option granted pursuant to this Plan shall confer on any individual any right to continue as a director of the Company or interfere in any way with the removal of such person as a director in accordance with the Company's Certificate of Incorporation and Bylaws. Outstanding Options shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

         4.  ELIGIBILITY AND GRANTS.

         (a) Each director of the Company who is not at the time of the grant of an Option an officer or employee of the Company (a "Non-Employee Director") shall automatically be granted Options as follows:

                 (i) On the day of a Non-Employee Director's initial appointment or election (whichever comes first) to the Board, such individual shall be granted, without any action on the part of the Board or such individual, an Option to purchase 20,000 shares of Common Stock (subject to adjustment in accordance with Section 3(b)).

                 (ii) Thereafter, upon the date of each annual meeting of the Company's stockholders (beginning with the 2002 annual meeting), such Non-Employee Director shall be granted, without any action on the part of the Board or such individual, an Option to purchase 10,000 shares of Common Stock (subject to adjustment in accordance with Section 3(b)), provided such individual has served as a Non-Employee Director for at least six months.

         (b) All of the Options shall be non-qualified options, not incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

         5. OPTION PRICE. The price at which shares of Common Stock may be purchased upon the exercise of an Option shall be 100% of the Fair Market Value (defined below) of the Common Stock on the date the Option is granted. For purposes of this Plan, "Fair Market Value"

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shall mean (a) if the Common Stock is listed upon an established stock exchange or exchanges, the highest closing price of the Common Stock on such stock exchange or exchanges on the day in question or, if no sale of the Common Stock shall have been made on any stock exchange on such day, on the next preceding day on which there was a sale of the Common Stock; (b) if the Common Stock is not listed upon an established stock exchange, the mean between dealer "bid" and "ask" prices of the Common Stock in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. on the day in question or, if no sale of the Common Stock shall have been made on such day, on the last preceding day on which there was a sale of the Common Stock; and (c) if there is no public market for the Common Stock, such amount as the Board, in its sole discretion, shall determine, after taking all relevant facts into consideration.

         6.  EXERCISE OF OPTIONS.

         (a) Subject to Sections 6(b), (c) and (d), each Option shall vest and become exercisable in three successive equal annual installments upon the Non-Employee Director's completion of each year of service as a Board member over a period of three years measured from the date the Option is granted. Each Option shall have a term of ten (10) years and, to the extent not theretofore exercised, shall expire and not be exercisable after the tenth anniversary of the date of its grant.

         (b) During the lifetime of a Non-Employee Director, Options granted to such Non-Employee Director may be exercised only by such Non-Employee Director. Options shall not be sold, pledged, assigned or transferred in any manner except by will or by the laws of descent and distribution, and any attempt to do so in violation of this prohibition, whether voluntary, involuntary, by operation of law or otherwise, shall immediately void the Option.

         (c) If a Non-Employee Director dies while serving on the Board, any outstanding Option theretofore granted to such director shall become fully vested as of the date of his or her death and may be exercised by his or her estate or a person who has acquired the right to exercise the Option by will or the laws of descent and distribution at any time or times prior to the first anniversary of the date of such director's death; provided that in no event may such Option be exercised after the tenth anniversary of the date of its grant. Thereafter, such Option shall terminate and cease to be exercisable.

         (d) If a Non-Employee Director ceases to be a director of the Company for any reason other than death, any outstanding Option may be exercised for the number of shares of Common Stock for which such Option is exercisable at the time the Non-Employee Director ceases to be a director of the Company at any time or times prior to the first anniversary of the date he or she ceased to be a director of the Company; provided that in no event may such Option be exercised after the tenth anniversary of the date of its grant. At the time the Non-Employee Director's ceases to be a director of the Company, the Option shall terminate and cease to be outstanding to the extent the Option is not exercisable. Upon the expiration of the one year exercise period or, if earlier, upon the tenth anniversary of the date of its grant, such Option shall terminate in its entirety and cease to be exercisable.

         (e)  An Option may not be exercised for fractional shares of Common
Stock.

         (f) The Option shall be considered exercised on the day when written notice of such exercise has been received by the Company at its principal place of business from the person entitled to exercise the Option, accompanied by full payment of the purchase price and such

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other documents, if any, as the Company shall reasonably require.  Payment may be made in (i) cash or by certified or cashier's check to the order of the Company or other guaranteed funds or (ii) through a special sale and remittance procedure pursuant to which the person exercising the Option shall concurrently provide irrevocable instructions (A) to a brokerage firm approved by the Company to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate purchase price payable for the purchased shares plus all applicable federal, state and local income and employment taxes required to be withheld by the Company by reason of such exercise and (B) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale. Upon receipt of all such documents and payments, the Company shall issue the purchased shares. No adjustment will be made for a dividend or other rights for which the record date is prior to the date of the exercise of the Option, except as specifically provided in this Plan.

         (g) No Non-Employee Director shall have stockholder rights with respect to the shares of Common Stock subject to an Option until he or she has exercised the Option in accordance with Section 6(f) and become a holder of record of the purchased shares.

         7. AMENDMENT AND DISCONTINUANCE. The Board may at any time amend this Plan, provided that, except as permitted by Section 3(b), no amendment without the requisite approval of the stockholders of the Company shall: (a) increase the total number of shares for which Options may be granted, (b) change the manner of determining the exercise price at which shares may be purchased, (c) change the class of persons eligible to receive Options under this Plan, (d) change the period during which Options may be exercised or (e) change the provisions relating to the administration of this Plan by the Board. The Board may terminate this Plan at any time but such termination shall not affect Options previously granted and such Options shall remain in full force and effect as if this Plan had not been terminated.

         8. SECURITIES ACT OF 1933. Unless (a) the shares to be issued upon exercise of an Option granted under this Plan have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended, or (b) in the opinion of counsel for the Company, no such registration is necessary, the Company shall be under no obligation to issue any shares covered by any Option. The inability of the Company to obtain any authority deemed by the Company's counsel to be necessary to the lawful issuance or sale of any shares of its Common Stock hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such authority shall not have been obtained.

         9. EFFECTIVE DATE; TERM OF PLAN. This Plan originally became effective as of March 21, 1995 and was amended and restated as of January 10, 2002. This Plan shall terminate on March 21, 2005, unless sooner terminated as provided in this Plan. At the end of such term, this Plan shall expire except for Options then outstanding.